EXHIBIT 99.1
August 13, 2025

Atmus Filtration Technologies Declares Quarterly Dividend

NASHVILLE, Tenn. – Atmus Filtration Technologies Inc. (Atmus; NYSE: ATMU), a global leader in the filtration industry, announced today that its Board of Directors has declared a quarterly cash dividend in the amount of $0.055 per common share, an increase of 10% from the prior quarterly dividend of $0.05 per common share. The dividend is payable on September 10, 2025 to shareholders of record at the close of business on August 26, 2025.

About Atmus Filtration Technologies Inc.
Atmus Filtration Technologies Inc. is a global leader in filtration and media solutions. For more than 65 years, the company has combined its culture of innovation with a rich history of designing and manufacturing filtration solutions. With a presence on six continents, Atmus serves customers across truck, bus, agriculture, construction, mining, marine and power generation vehicle and equipment markets, along with providing comprehensive aftermarket support and solutions. Headquartered in Nashville, Tennessee (U.S.), Atmus employs approximately 4,500 people globally who are committed to creating a better future by protecting what is important. Learn more at https://www.atmus.com.

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Media Contacts

Investor relations:
Todd Chirillo
investor.relations@atmus.com

Media relations:
Keri Moenssen
media.inquiries@atmus.com